EXHIBIT 99.1

For more information contact: Jennifer Jarman The Blueshirt Group 415-217-7722 jennifer@blueshirtgroup.com
Synaptics Reports Results for First Quarter of Fiscal 2011
•	Record revenue, up 28% year-over-year
•	Revenue from mobile touchscreen applications more than doubles year-over-year, reaching new high
Santa Clara, CA — October 21, 2010 — Synaptics (Nasdaq: SYNA), a leading developer of human interface solutions for mobile computing, communications, and entertainment devices, today reported financial results for its first fiscal quarter ended September 30, 2010.
Net revenue of $153.2 million for the first quarter of fiscal 2011 was a record, an increase of 28% compared with $119.6 million in the comparable quarter last year, and an increase of 5% compared with $145.8 million in the prior quarter. Net income for the first quarter of fiscal 2011 was $18.7 million, or $0.52 per diluted share, compared with net income of $9.8 million, or $0.27 per diluted share, in the comparable quarter last year and net income of $19.3 million, or $0.54 per diluted share, in the fourth quarter of fiscal 2010.
Non-GAAP net income for the first quarter of fiscal 2011 was $24.2 million, or $0.67 per diluted share, compared with net income of $17.2 million, or $0.48 per diluted share, for the first quarter of fiscal 2010 and net income of $24.8 million, or $0.70 per diluted share, for the fourth quarter of fiscal 2010. (See attached table for a reconciliation of GAAP to non-GAAP results.)
“Fiscal 2011 is off to a strong start as we achieved record revenue during the first quarter,” stated Russ Knittel, Interim President and CEO. “Revenue from the PC market was weaker than anticipated, reflecting the widely reported softness in consumer notebook demand, while revenue from mobile touchscreen applications reached a new record level and more than doubled year-over-year. The broad based adoption of touch technology in consumer electronics is just beginning, and we are making the necessary investments to meet the expanding opportunities in front of us.”
PC revenue of $78.9 million represented 51% of total revenue for the first quarter and increased 6% over the comparable quarter last year. Non-PC revenue of $74.3 million increased 65% from the comparable quarter last year and comprised 49% of total revenue for the quarter. Mobile phone applications comprised 47% of the Company’s revenue, and the number of mobile phone models shipping with Synaptics’ touchscreen solutions reached a new high.

Kathy Bayless, CFO, added, “Considering our backlog of approximately $81 million entering the December quarter, expected product mix, and customer forecasts, we anticipate record revenue of $154 million to $162 million, representing an increase of 16% to 22% over the comparable quarter last year. While we are mindful of the current uncertainty relative to the consumer notebook market and the broader economic environment, we currently expect another quarter of strong demand for our mobile touchscreen solutions.”
Earnings Call Information
The Synaptics first quarter fiscal 2011 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, October 21, 2010, during which the Company will provide forward-looking information. To participate on the live call, analysts and investors should dial 877-941-8416 at least ten minutes prior to the call. Synaptics will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the Company’s Web site at www.synaptics.com.
About Synaptics Incorporated
Synaptics (NASDAQ: SYNA) is a leading developer of human interface solutions for the mobile computing, communications, and entertainment industries. The company creates interface solutions for a variety of devices including notebook PCs, PC peripherals, digital music players, and mobile phones. The TouchPad(™), Synaptics’ flagship product, is integrated into a majority of today’s notebook computers. Consumer electronics and computing manufacturers use Synaptics’ solutions to enrich the interaction between humans and intelligent devices through improved usability, functionality, and industrial design. The company is headquartered in Santa Clara, Calif. www.synaptics.com
NOTE: Synaptics, TouchPadTM, and the Synaptics logo are trademarks of Synaptics in the United States and/or other countries.
Use of Non-GAAP Financial Information
In evaluating its business, Synaptics considers and uses net income per share excluding share-based compensation, non-cash interest charges, and unusual or non-recurring items as a supplemental measure of operating performance. Net income excluding share-based compensation, non cash interest charges, and unusual or non-recurring items is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The Company presents net income excluding share-based compensation, non-cash interest charges, and unusual or non-recurring items because it considers it an important supplemental measure of its performance. The Company believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of non-cash compensation charges, non-cash interest charges, and unusual or non-recurring items. Net income excluding share-based compensation, non-cash interest charges, and unusual or non-recurring items has limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company’s GAAP net income. The principal limitations of this measure are that it does not reflect the Company’s actual expenses and may thus have the effect of inflating its net income and net income per share.

Forward-Looking Statements
This press release contains “forward-looking” statements about Synaptics, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding Synaptics’ anticipated revenue for the second quarter of fiscal 2011, Synaptics’ assessment of expanding broad-based adoption of touch technology in consumer electronics, Synaptics’ expectations regarding expanding opportunities for touch technology in consumer electronics, and Synaptics’ expectations for increased revenue for mobile touchscreen applications. Synaptics cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ solutions, (c) changing market demand trends in the markets it serves, (d) the success of our customers’ products that utilize our product solutions, (e) the development and launch cycles of our customers’ products, (f) market pressures on selling prices, (g) changes in product mix, (h) the market acceptance of our product solutions compared with competitors solutions, (i) general economic conditions, including consumer confidence and demand, and (j) other risks as identified from time to time in Synaptics’ SEC reports, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended June 30, 2010. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update such statements.
(Tables to Follow)

SYNAPTICS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30,	June 30,
	2010	2010

Assets
Current assets:
Cash and cash equivalents	$230,620	$209,858
Receivables, net of allowances of $616 and $500, respectively	115,960	101,509
Inventories	15,114	18,667
Prepaid expenses and other current assets	4,686	4,471

Total current assets	366,380	334,505

Property and equipment, net	27,110	25,821
Goodwill	1,927	1,927
Non-current auction rate securities	28,359	28,012
Other assets	26,013	24,414

Total assets	$449,789	$414,679

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$64,035	$65,618
Accrued compensation	10,163	11,330
Income taxes payable	13,104	10,061
Other accrued liabilities	20,574	18,962

Total current liabilities	107,876	105,971

Convertible senior subordinated notes	2,305	2,305
Other liabilities	20,708	19,892

Commitments and contingencies

Stockholders’ equity:
Preferred stock;
$.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock;
$.001 par value; 60,000,000 shares authorized; 45,414,898 and 44,891,834 shares issued, 34,543,585 and 34,020,521 shares outstanding, respectively	45	45
Additional paid in capital	360,917	347,764
Less: 10,871,313 treasury shares, at cost	(281,932)	(281,932)
Retained earnings	237,818	219,119
Accumulated other comprehensive income	2,052	1,515

Total stockholders’ equity	318,900	286,511

Total liabilities and stockholders’ equity	$449,789	$414,679

SYNAPTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2010	2009

Net revenue	$153,185	$119,592
Cost of revenue (1)	90,357	71,270

Gross margin	62,828	48,322
Operating expenses
Research and development (1)	24,920	19,975
Selling, general, and administrative (1)	15,548	13,764

Total operating expenses	40,468	33,739

Operating income	22,360	14,583
Interest income	211	331
Interest expense	(4)	(1,423)
Impairment (loss)/recovery on investments, net	10	(443)

Income before income taxes	22,577	13,048
Provision for income taxes (2)	3,878	3,244

Net income	$18,699	$9,804

Net income per share:
Basic	$0.54	$0.29

Diluted	$0.52	$0.27

Shares used in computing net income per share:
Basic	34,402	34,341

Diluted	35,900	35,968

(1) Includes share-based compensation charges of:

Cost of revenue	$308	$448
Research and development	3,427	2,798
Selling, general, and administrative	4,171	3,802

	$7,906	$7,048

(2) Includes tax benefit for share-based compensation charges of:

	$2,363	$2,201

Non-GAAP net income per share:
Basic	$0.70	$0.50

Diluted	$0.67	$0.48

SYNAPTICS INCORPORATED
Computation of Basic and Diluted Net Income Per Share
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2010	2009

Numerator:
Basic and diluted net income	$18,699	$9,804

Denominator:
Shares, basic	34,402	34,341
Effect of dilutive share-based awards	1,498	1,627

Shares, diluted	35,900	35,968

Net income per share:
Basic	$0.54	$0.29

Diluted	$0.52	$0.27

Computation of non-GAAP basic and diluted net income per share (unaudited):

Numerator:
Reported net income	$18,699	$9,804

Non-GAAP adjustments (net of tax):
Net (gain)/loss on investments	(10)	443
Non-cash interest expense	—	709
Discrete tax items	—	1,445
Share-based compensation	5,543	4,847

Non-GAAP basic and diluted net income	$24,232	$17,248

Non-GAAP net income per share:
Basic	$0.70	$0.50

Diluted	$0.67	$0.48